Exhibit 4.1

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SEVENTY SEVEN OPERATING LLC,
as Issuer,

SEVENTY SEVEN FINANCE INC.,
as Co-Issuer,

the Subsidiary Guarantors named herein,

and

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,
as Trustee

________________________________
THIRD SUPPLEMENTAL INDENTURE

Dated as of August 31, 2015

to

INDENTURE
Dated as of October 28, 2011

________________________________
6.625% SENIOR NOTES DUE 2019

Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE dated as of August 31, 2015 (this “Supplemental Indenture”), among SEVENTY SEVEN OPERATING LLC, an Oklahoma limited liability company (“SSO” or the “Company”), SEVENTY SEVEN FINANCE INC. (f/k/a Chesapeake Oilfield Finance Inc.), a Delaware corporation (“SSF” and, together with SSO, the “Issuers”), the Subsidiary Guarantors (as defined in the below-referenced Indenture) listed on the signature page hereof as Existing Subsidiary Guarantors (each an “Existing Subsidiary Guarantor”, and, collectively, the “Existing Subsidiary Guarantors”), SSE Leasing LLC, an Oklahoma limited liability company (the “New Subsidiary Guarantor”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”).
R E C I T A L S:
WHEREAS, the Issuers, the Existing Subsidiary Guarantors and the Trustee are parties to an Indenture, dated as of October 28, 2011 (as supplemented by that certain Supplemental Indenture dated as of June 26, 2014 and that certain Second Supplemental Indenture dated as of June 15, 2015, the “Indenture”; capitalized terms used but not defined herein shall have the meanings given to them therein), which Indenture governs the terms of SSO’s and SSF’s 6.625% Senior Notes due 2019 (the “Notes”) and pursuant to which the Existing Subsidiary Guarantors have guaranteed the payment in full of the principal of and premium, if any, interest and Additional Interest, if any on the Notes;
WHEREAS, pursuant to Section 4.13 of the Indenture, the New Subsidiary Guarantor will be required to become a Subsidiary Guarantor under the Indenture;
WHEREAS, Section 9.01(g) of the Indenture provides that the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture to add Subsidiary Guarantors without the consent of the Holders of the Notes; and
WHEREAS, all acts and things prescribed by the Indenture, by law and by the constituent documents of Issuers, the New Subsidiary Guarantor and the Existing Subsidiary Guarantors necessary to make this Supplemental Indenture a valid instrument legally binding on Issuers, the New Subsidiary Guarantor and the Existing Subsidiary Guarantors in accordance with the terms thereof have been done and performed; and
NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the New Subsidiary Guarantor, the Existing Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Exhibit 4.1

SECTION 1.	ADDITIONAL SUBSIDIARY GUARANTOR
From this date, by executing this Supplemental Indenture, the New Subsidiary Guarantor is subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder, and subject to the limitations and release provisions therein.

SECTION 2.	MISCELLANEOUS
Section 2.1 Date of Effectiveness. This Supplemental Indenture shall become a legally effective and binding instrument at and as of the date first set forth above, immediately upon its execution and delivery by each of the Issuers, the New Subsidiary Guarantor, the Existing Subsidiary Guarantors and the Trustee.
Section 2.2 Supplemental Indenture Incorporated into Indenture. The terms and conditions of this Supplemental Indenture shall be deemed to be part of, and shall be construed in connection with and as part of, the Indenture. Except as specifically modified herein, the Indenture is in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with its terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.
Section 2.3 Notes Deemed Conformed. As of the date hereof, the provisions of the Notes and the guarantees of the Subsidiary Guarantors pursuant to the Indenture shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Note or any other action on the part of the Holders of the Notes, the Issuers, the New Subsidiary Guarantor and the Existing Subsidiary Guarantors, or the Trustee, so as to reflect this Supplemental Indenture. Each Existing Subsidiary Guarantor hereby confirms that its guarantee pursuant to the Supplemented Indenture shall apply to the Notes and the Indenture in accordance with the terms of the Notes and the Indenture.
Section 2.4 Headings. The section headings of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.
Section 2.5 Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
Section 2.6 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 2.7 Trustee’s Disclaimer. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representations as to the

Exhibit 4.1

validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuers, the New Subsidiary Guarantor and the Existing Subsidiary Guarantors and not of the Trustee.

[signature page follows]

Exhibit 4.1

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

SEVENTY SEVEN OPERATING LLC

By:    /s/ Cary D. Beatz
Name:    Cary D. Baetz
Title:    Chief Financial Officer and Treasurer

SEVENTY SEVEN FINANCE INC.

By:     /s/ Cary D. Beatz
Name:    Cary D. Baetz
Title:    Chief Financial Officer and Treasurer

NOMAC DRILLING, L.L.C.
PERFORMANCE TECHNOLOGIES, L.L.C.
MID-STATES OILFIELD SUPPLY LLC
GREAT PLAINS OILFIELD RENTAL, L.L.C.
OILFIELD TRUCKING SOLUTIONS, L.L.C.
PTL PROP SOLUTIONS, L.L.C.
SEVENTY SEVEN LAND COMPANY LLC
SEVENY SEVEN ENERGY INC.

as EXISTING SUBSIDIARY Guarantors

By: /s/ Cary D. Baetz
Name:    Cary D. Baetz
Title:    Chief Financial Officer

SSE LEASING LLC

as NEW SUBSIDIARY Guarantor

By: /s/ Cary D. Baetz
Name:    Cary D. Baetz
Title:    Chief Financial Officer and Treasurer

Exhibit 4.1

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By: /s/ Jonathan Glover
Name: Jonathan Glover
Title: Vice President